Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2021 Third Quarter Results

BATON ROUGE, LA / ACCESSWIRE / October 21, 2021 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended September 30, 2021. Investar reported a net loss of $10.0 million, or $0.95 per diluted common share, for the third quarter of 2021, compared to net income of $5.7 million, or $0.53 per diluted common share, for the quarter ended June 30, 2021, and net income of $4.5 million, or $0.41 per diluted common share, for the quarter ended September 30, 2020. As previously reported, Investar’s third quarter results reflect a large impairment charge recorded as a result of Hurricane Ida, discussed in more detail below under Credit Quality.

On a non-GAAP basis, core (loss) earnings per diluted common share for the third quarter of 2021 were ($1.06) compared to $0.53 for the first quarter of 2021 and $0.35 for the third quarter of 2020. Core (loss) earnings exclude certain non-operating items including, but not limited to, gain on sale of investment securities, change in the fair value of equity securities, and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:

“Our prayers go out to those families and businesses affected by Hurricane Ida, which hit south Louisiana as a category 4 hurricane on August 29. While none of our branches were significantly affected by the storm, some of our customers, employees, and their extended families were greatly impacted. As a member of the affected communities, we have set up programs to help employees and customers experiencing financial difficulty as a result of the hurricane. We will continue to assist our communities as they rebuild.

Unfortunately, our results for the quarter were adversely impacted by the storm that devastated some of our market areas. We recorded an impairment charge of $21.6 million which negatively affected our earnings and performance ratios. However, the Holding Corporation and Bank remain well-capitalized.”

Third Quarter Highlights

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Cost of deposits decreased eight basis points to 0.43% for the quarter ended September 30, 2021 compared to 0.51% for the quarter ended June 30, 2021 and decreased 54 basis points compared to 0.97% for the quarter ended September 30, 2020. Our overall cost of funds decreased seven and 53 basis points to 0.63% for the quarter ended September 30, 2021 compared to 0.70% and 1.16% for the quarters ended June 30, 2021 and September 30, 2020, respectively.

•

Total deposits increased $43.5 million, or 1.9%, to $2.30 billion at September 30, 2021, compared to $2.26 billion at June 30, 2021, and increased $469.2 million, or 25.6%, compared to $1.83 billion at September 30, 2020. Investar recorded total deposits with a fair value of $207.0 million from its acquisition of Cheaha Bank (“Cheaha”) on April 1, 2021. The remaining increase is due to organic growth and brokered deposits, which are used to satisfy the required borrowings under Investar’s interest rate swap agreements, due to more favorable pricing.

•

Noninterest-bearing deposits increased $15.3 million, or 2.6%, to $597.5 million at September 30, 2021, compared to $582.1 million at June 30, 2021 and increased $145.4 million, or 32.2%, compared to $452.1 million at September 30, 2020. Investar acquired approximately $45.4 million in noninterest-bearing deposits from Cheaha, and the remaining increase is due to organic growth. Excluding noninterest-bearing deposits acquired from Cheaha, noninterest-bearing deposits increased $100.0 million, or 22.1%, compared to September 30, 2020.

•	Deposit mix improved during the third quarter of 2021. Noninterest-bearing deposits as a percentage of total deposits increased to 25.9% at September 30, 2021 compared to 25.8% at June 30, 2021 and 24.6% at September 30, 2020. Time deposits as a percentage of total deposits decreased to 21.0% at September 30, 2021, compared to 23.4% at June 30, 2021 and 32.2% at September 30, 2020.

•	Investar terminated multiple interest rate swap agreements during the third quarter and recognized $1.8 million in swap termination fees, included in noninterest income for the quarter ended September 30, 2021.

•	Investar repurchased 109,548 shares of its common stock through its stock repurchase program at an average price of $22.27 per share during the quarter ended September 30, 2021, leaving 205,692 shares authorized for repurchase under the current stock repurchase plan.

Loans

Total loans were $1.88 billion at September 30, 2021, a decrease of $67.2 million, or 3.4%, compared to June 30, 2021, and an increase of $51.0 million, or 2.8%, compared to September 30, 2020. Excluding loans acquired from Cheaha on April 1, 2021 with an aggregate balance of $110.1 million and $120.0 million at September 30, 2021 and June 30, 2021, respectively, total loans decreased $57.2 million, or 3.1%, compared to June 30, 2021, and decreased $59.1 million, or 3.2%, compared to September 30, 2020.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	9/30/2021	6/30/2021	9/30/2020	$	%	$	%	9/30/2021	9/30/2020
Mortgage loans on real estate
Construction and development	$215,247	$213,070	$206,751	$2,177	1.0%	$8,496	4.1%	11.4%	11.3%
1-4 Family	362,249	375,690	339,364	(13,441)	(3.6)	22,885	6.7	19.3	18.6
Multifamily	58,972	60,309	57,734	(1,337)	(2.2)	1,238	2.1	3.1	3.2
Farmland	21,376	22,263	26,005	(887)	(4.0)	(4,629)	(17.8)	1.1	1.4
Commercial real estate
Owner-occupied	432,898	438,590	379,490	(5,692)	(1.3)	53,408	14.1	23.0	20.7
Nonowner-occupied	435,575	445,125	404,748	(9,550)	(2.1)	30,827	7.6	23.2	22.1
Commercial and industrial	335,008	370,203	392,955	(35,195)	(9.5)	(57,947)	(14.7)	17.8	21.5
Consumer	19,333	22,570	22,633	(3,237)	(14.3)	(3,300)	(14.6)	1.0	1.2
Total loans	1,880,658	1,947,820	1,829,680	(67,162)	(3.4)%	50,978	2.8%	100%	100%
Loans held for sale	300	—	—	300	—	300	—
Total gross loans	$1,880,958	$1,947,820	$1,829,680	$(66,862)	(3.4)%	$51,278	2.8%

In the second quarter of 2020, the Bank began participating as a lender in the Paycheck Protection Program (“PPP”) as established by the CARES Act. The PPP loans are generally 100% guaranteed by the Small Business Administration (“SBA”), have an interest rate of 1%, and are eligible to be forgiven based on certain criteria, with the SBA remitting any applicable forgiveness amount to the lender. At September 30, 2021, the balance of the Bank’s PPP loans, which is included in the commercial and industrial portfolio, was $41.9 million, compared to $73.0 million at June 30, 2021 and $110.3 million at September 30, 2020. Eighty-seven percent of the total number of PPP loans we have originated have principal balances of $150,000 or less. At September 30, 2021, approximately 76% of the total balance of PPP loans originated have been forgiven by the SBA or paid off by the customer. Excluding loans acquired from Cheaha on April 1, 2021 with an aggregate balance of $110.1 million and $120.0 million at September 30, 2021 and June 30, 2021, respectively, and PPP loans with a total balance of $41.9 million ($1.4 million acquired from Cheaha), $73.0 million ($1.7 million acquired from Cheaha), and $110.3 million at September 30, 2021, June 30, 2021, and September 30, 2020, respectively, total loans decreased $26.4 million, or 1.5%, compared to June 30, 2021 and increased $10.7 million, or 0.6%, compared to September 30, 2020.

At September 30, 2021, Investar’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $767.9 million, a decrease of $40.9 million, or 5.1%, compared to the business lending portfolio of $808.8 million at June 30, 2021, and a decrease of $4.5 million, or 0.6%, compared to the business lending portfolio of $772.4 million at September 30, 2020. The decrease in the business lending portfolio compared to June 30, 2021 is primarily driven by the forgiveness of PPP loans and the impairment charge recorded as a result of Hurricane Ida.

Consumer loans totaled $19.3 million at September 30, 2021, a decrease of $3.2 million, or 14.3%, compared to $22.6 million at June 30, 2021, and a decrease of $3.3 million, or 14.6%, compared to $22.6 million at September 30, 2020. The decrease in consumer loans compared to June 30, 2021 and September 30, 2020 is mainly attributable to the scheduled paydowns of the indirect auto lending portfolio and is consistent with our business strategy. The decreases were slightly offset by the acquisition of Cheaha on April 1, 2021, which added approximately $6.1 million in consumer loans in the second quarter of 2021.

Our loan portfolio includes loans to businesses in certain industries that may be more significantly affected by the pandemic than others. These loans, including loans related to oil and gas, food services, hospitality, and entertainment, represent approximately 5.5% of our total portfolio, or 5.2% excluding PPP loans, at September 30, 2021, compared to 6.4% of our total portfolio, or 5.9% excluding PPP loans, at June 30, 2021 and 6.6% of our total portfolio, or 5.6% excluding PPP loans, at September 30, 2020 as shown in the table below.

Industry	Percentage of Loan Portfolio September 30, 2021	Percentage of Loan Portfolio September 30, 2021 (excluding PPP loans)	Percentage of Loan Portfolio June 30, 2021	Percentage of Loan Portfolio June 30, 2021 (excluding PPP loans)	Percentage of Loan Portfolio September 30, 2020	Percentage of Loan Portfolio September 30, 2020 (excluding PPP loans)
Oil and gas	2.6%	2.4%	2.7%	2.5%	3.5%	2.7%
Food services	1.8	1.6	2.9	2.6	2.3	2.1
Hospitality	0.5	0.5	0.4	0.4	0.4	0.4
Entertainment	0.6	0.7	0.4	0.4	0.4	0.4
Total	5.5%	5.2%	6.4%	5.9%	6.6%	5.6%

Credit Quality

Nonperforming loans were $32.9 million, or 1.75% of total loans, at September 30, 2021, an increase of $12.0 million compared to $20.9 million, or 1.07% of total loans, at June 30, 2021, and an increase of $20.5 million compared to $12.4 million, or 0.68% of total loans, at September 30, 2020. The increase in nonperforming loans compared to June 30, 2021 is mainly attributable to one loan relationship, discussed further below, which added $15.5 million to the balance of nonperforming loans at September 30, 2021. Included in nonperforming loans are acquired loans with a balance of $5.3 million at September 30, 2021, or 16% of nonperforming loans.

The allowance for loan losses was $20.6 million, or 62.4% and 1.09% of nonperforming and total loans, respectively, at September 30, 2021, compared to $20.4 million, or 97.8% and 1.05%, respectively, at June 30, 2021, and $19.0 million, or 153.8% and 1.04%, respectively, at September 30, 2020.

The provision for loan losses was $21.7 million for the quarter ended September 30, 2021 compared to $0.1 million and $2.5 million for the quarters ended June 30, 2021 and September 30, 2020, respectively. The provision for loan losses for the quarter ended September 30, 2021 includes an impairment charge of $21.6 million related to a loan relationship with related borrowers (collectively, the “Borrower”) consisting of multiple loans that are secured by various types of collateral. As a result of Hurricane Ida, which made landfall in Louisiana as a category 4 hurricane on August 29, 2021, the Borrower’s business operations were disrupted causing a significant reduction in value of some of the collateral supporting the loan relationship, including real estate, inventory, and equipment. The impairment charge of $21.6 million is based on the estimated value of collateral with respect to the loan relationship at September 30, 2021.

Investar has instituted a 90-day loan deferral program for customers who were impacted by Hurricane Ida. At September 30, 2021, Investar had placed approximately $47.7 million, or 2.5% of the total loan portfolio on a 90-day deferral plan. Investar continues to assess the impact the hurricane had on the region and its loan portfolio to determine whether there is a need for additional reserves.

Deposits

Total deposits at September 30, 2021 were $2.30 billion, an increase of $43.5 million, or 1.9%, compared to $2.26 billion at June 30, 2021, and an increase of $469.2 million, or 25.6%, compared to $1.83 billion at September 30, 2020. Investar acquired approximately $207.0 million in deposits from Cheaha at the time of acquisition on April 1, 2021. The remaining increase is due to organic growth and brokered deposits.

The COVID-19 pandemic has created a significant amount of excess liquidity in the market, and, as a result, we have experienced large increases in both noninterest and interest-bearing demand deposits, and in money market deposit accounts compared to June 30, 2021 and September 30, 2020. These increases were primarily driven by reduced spending by consumer and business customers related to the COVID-19 pandemic, and increases in PPP borrowers’ deposit accounts. We believe these factors may be temporary depending on the future economic effects of the COVID-19 pandemic. In addition, the Bank utilized $125.0 million in brokered deposits in the third quarter of 2021 and $100.1 million in the second quarter of 2021, which are used to satisfy the required borrowings under its interest rate swap agreements, due to more favorable pricing.

Our deposit mix continues to improve and reflects our consistent focus on relationship banking and growing our commercial relationships, as well as the effects of the pandemic on consumer and business spending. Noninterest-bearing deposits as a percentage of total deposits has increased while time deposits as a percentage of total deposits has decreased. Management made a strategic decision to either reprice or run-off higher yielding time deposits and other interest-bearing deposit products during 2020 and 2021, which has contributed to our decreasing cost of deposits compared to the quarters ended June 30, 2021 and September 30, 2020.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

								Percentage of
				Linked Quarter Change		Year/Year Change		Total Deposits
	9/30/2021	6/30/2021	9/30/2020	$	%	$	%	9/30/2021	9/30/2020
Noninterest-bearing demand deposits	$597,452	$582,109	$452,070	$15,343	2.6%	$145,382	32.2%	25.9%	24.6%
Interest-bearing demand deposits	658,743	630,829	473,819	27,914	4.4	184,924	39.0	28.6	25.8
Brokered deposits	125,016	100,117	—	24,899	24.9	125,016	—	5.4	—
Money market deposit accounts	264,846	243,058	179,133	21,788	9.0	85,713	47.8	11.5	9.8
Savings accounts	174,953	174,385	139,153	568	0.3	35,800	25.7	7.6	7.6
Time deposits	482,631	529,668	590,274	(47,037)	(8.9)	(107,643)	(18.2)	21.0	32.2
Total deposits	$2,303,641	$2,260,166	$1,834,449	$43,475	1.9%	$469,192	25.6%	100.0%	100.0%

Net Interest Income

Net interest income for the third quarter of 2021 totaled $21.5 million, an increase of $0.4 million, or 1.8%, compared to the second quarter of 2021, and an increase of $2.8 million, or 15.2%, compared to the third quarter of 2020. Included in net interest income for the quarters ended September 30, 2021, June 30, 2021 and September 30, 2020 is $0.3 million, $0.5 million, and $0.2 million of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended September 30, 2021, June 30, 2021 and September 30, 2020 are interest recoveries of $0.2 million,  $25,000, and $15,000, respectively.

Investar’s net interest margin was 3.44% for the quarter ended September 30, 2021, compared to 3.48% for the quarter ended June 30, 2021 and 3.46% for the quarter ended September 30, 2020. The decrease in net interest margin for the quarter ended September 30, 2021 compared to the quarter ended June 30, 2021 was driven by excess liquidity. The average balance of interest-bearing balances with banks for the quarter ended September 30, 2021, as shown on our net interest margin table, increased $81.4 million and $227.5 million compared to the quarters ended June 30, 2021 and September 30, 2020, respectively, and resulted in a 12 and 34 basis point decrease in the net interest margin, respectively. The decrease in net interest margin resulting from excess liquidity for the quarter ended September 30, 2021 was partially offset by an eight basis point decrease in the cost of deposits compared to the quarter ended June 30, 2021. Compared to the quarter ended September 30, 2020, the decrease in the net interest margin resulting from excess liquidity was partially offset by a 54 basis point decrease in the cost of deposits.

The yield on interest-earning assets was 3.91% for the quarter ended September 30, 2021, compared to 4.00% for the quarter ended June 30, 2021 and 4.33% for the quarter ended September 30, 2020. The decrease in the yield on interest-earning assets compared to the quarter ended June 30, 2021 was a direct result of excess liquidity. The decrease in the yield on interest-earning assets compared to the quarter ended September 30, 2020 was driven by excess liquidity and a large decrease in the yield earned on investment securities. In response to the pandemic, during March 2020, the Federal Reserve reduced the federal funds rate 150 basis points to 0 to 0.25 percent, which has affected the yields that we earn on our interest-earning assets. In addition, the PPP loans originated have a contractual interest rate of 1% and origination fees based on the loan amount, which impacts the yield on our loan portfolio.

Exclusive of PPP loans, which had an average balance of $58.5 million and related interest and fee income of $1.3 million for the quarter ended September 30, 2021, compared to an average balance of $96.0 million and related interest and fee income of $1.2 million for the quarter ended June 30, 2021 and an average balance of $114.7 million and related interest and fee income of $0.8 million for the quarter ended September 30, 2020, adjusted net interest margin was 3.31% for the quarter ended September 30, 2021, compared to an adjusted net interest margin of 3.41% for the quarter ended June 30, 2021 and 3.50% for the quarter ended September 30, 2020. Included in PPP interest and fee income for the quarters ended September 30, 2021, June 30, 2021, and September 30, 2020 is $1.0 million, $0.6 million, and $0.1 million, respectively, of accelerated fee income recognized due to the forgiveness or pay-off of PPP loans. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, and accelerated fee income recognized due to the forgiveness or pay-off of PPP loans, all discussed above, adjusted net interest margin decreased to 3.21% for the quarter ended September 30, 2021, compared to 3.29% for the quarter ended June 30, 2021, and 3.41% for the quarter ended September 30, 2020. The adjusted yield on interest-earning assets was 3.67% for the quarter ended September 30, 2021 compared to 3.82% and 4.28% for the quarters ended June 30, 2021 and September 30, 2020, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits decreased eight basis points to 0.43% for the quarter ended September 30, 2021 compared to 0.51% for the quarter ended June 30, 2021 and decreased 54 basis points compared to 0.97% for the quarter ended September 30, 2020. The decrease in the cost of deposits compared to the quarters ended June 30, 2021 and September 30, 2020 reflects the decrease in rates paid for all categories of interest-bearing deposits.

The overall costs of funds for the quarter ended September 30, 2021 decreased seven basis points to 0.63% compared to 0.70% for the quarter ended June 30, 2021 and decreased 53 basis points compared to 1.16% for the quarter ended September 30, 2020. The decrease in the cost of funds for the quarter ended September 30, 2021 compared to the quarters ended June 30, 2021 and September 30, 2020 resulted from both lower cost of deposits and lower average balances of short-term borrowings, the costs of which are driven by the Federal Reserve’s federal funds rates.

Noninterest Income

Noninterest income for the third quarter of 2021 totaled $3.9 million, a decrease of $0.2 million, or 4.1%, compared to the second quarter of 2021 and an increase of $0.5 million, or 15.1%, compared to the third quarter of 2020. The decrease in noninterest income compared to the quarter ended June 30, 2021 was driven by a $1.7 million decrease in the gain on sale of investment securities and the $0.3 million decrease in other operating income, partially offset by the $1.8 million increase in swap termination fees. Swap termination fees were recorded when we voluntarily terminated a number of our interest rate swap agreements at the end of September 2021. The increase in noninterest income compared to the quarter ended September 30, 2020 is mainly attributable to a $1.8 million increase in swap termination fees, partially offset by decreases in the gain on sale of investment securities and other operating income. The decrease in other operating income compared to the quarter ended September 30, 2020 was attributable to a $0.8 million decrease in derivative fee income.

Noninterest Expense

Noninterest expense for the third quarter of 2021 totaled $16.4 million, a decrease of $1.6 million, or 8.8%, compared to the second quarter of 2021, and an increase of $2.3 million, or 16.6%, compared to the third quarter of 2020. The decrease in noninterest expense for the quarter ended September 30, 2021 compared to the quarter ended June 30, 2021 was driven by a $1.2 million decrease in acquisition expense. The increase in noninterest expense for the quarter ended September 30, 2021 compared to the quarter ended September 30, 2020 is primarily a result of a $1.5 million increase in salaries and employee benefits, as well as $0.4 million increases in both acquisition expense and other operating expenses. The increase in salaries and employee benefits is attributable to the acquisition of Cheaha, which added four branch locations and related staff, as well as an increase in health insurance claims and deferred compensation costs.

Taxes

Investar recorded an income tax benefit of $2.6 million for the quarter ended September 30, 2021, which equates to an effective tax rate of 21.0%, an increase from the effective tax rate of 20.7% at June 30, 2021 and increase from the effective tax rate of 19.6% for the quarter ended September 30, 2020.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted loss per common share of $0.95 for the quarter ended September 30, 2021, compared to basic and diluted earnings per common share of $0.54 and $0.53 for the quarter ended June 30, 2021, and basic and diluted earnings per common share of $0.41 for the quarter ended September 30, 2020.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 34 branch locations serving Louisiana, Texas, and Alabama. At September 30, 2021, the Bank had 348 full-time equivalent employees and total assets of $2.7 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core (loss) earnings before income tax expense,” “core income tax (benefit) expense,” “core (loss) earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic (loss) earnings per share,” and “core (loss) diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding PPP loans, interest income accretion from the acquisition of loans, and interest recoveries. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. In addition, any of the following matters related to the pandemic may impact our financial results in future periods, and such impacts may be material depending on the length and severity of the pandemic and government and societal responses to it:

•	borrowers may default on loans and economic conditions could deteriorate requiring further increases to the allowance for loan losses;

•	demand for our loans and other banking services, and related income and fees, may be reduced;

•	the value of collateral securing our loans may deteriorate; and

•	lower market interest rates will have an adverse impact on our variable rate loans and reduce our income.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the ongoing impacts of the COVID-19 pandemic on economic conditions in general and on the Bank’s markets in particular, and on the Bank’s operations and financial results;

•	ongoing disruptions in the oil and gas industry due to fluctuations in the price of oil;

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	increased cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote activity;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•

our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•

possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama; and

•	concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”).

For further information contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2021	6/30/2021	9/30/2020	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$24,473	$24,347	$23,394	0.5%	4.6%
Total interest expense	2,925	3,182	4,688	(8.1)	(37.6)
Net interest income	21,548	21,165	18,706	1.8	15.2
Provision for loan losses	21,713	114	2,500	18,946.5	768.5
Total noninterest income	3,914	4,082	3,401	(4.1)	15.1
Total noninterest expense	16,381	17,960	14,051	(8.8)	16.6
Income before income taxes	(12,632)	7,173	5,556	(276.1)	(327.4)
Income tax expense	(2,648)	1,485	1,089	(278.3)	(343.2)
Net income	$(9,984)	$5,688	$4,467	(275.5)	(323.5)

AVERAGE BALANCE SHEET DATA
Total assets	$2,686,712	$2,650,050	$2,320,501	1.4%	15.8%
Total interest-earning assets	2,482,070	2,441,368	2,149,946	1.7	15.4
Total loans	1,923,960	1,940,513	1,816,014	(0.9)	5.9
Total interest-bearing deposits	1,691,318	1,677,471	1,390,443	0.8	21.6
Total interest-bearing liabilities	1,830,240	1,817,746	1,613,049	0.7	13.5
Total deposits	2,272,715	2,236,902	1,836,168	1.6	23.8
Total stockholders’ equity	254,616	251,793	239,822	1.1	6.2

PER SHARE DATA
Earnings:
Basic earnings per common share	$(0.95)	$0.54	$0.41	(275.9)%	(331.7)%
Diluted earnings per common share	(0.95)	0.53	0.41	(279.2)	(331.7)
Core Earnings(1):
Core basic (loss) earnings per common share(1)	(1.06)	0.53	0.35	(300.0)	(402.9)
Core diluted (loss) earnings per common share(1)	(1.06)	0.53	0.35	(300.5)	(403.6)
Book value per common share	22.85	24.08	22.32	(5.1)	2.4
Tangible book value per common share(1)	18.57	19.85	19.27	(6.4)	(3.6)
Common shares outstanding	10,343,416	10,413,390	10,629,586	(0.7)	(2.7)
Weighted average common shares outstanding - basic	10,398,787	10,414,875	10,759,791	(0.2)	(3.4)
Weighted average common shares outstanding - diluted	10,398,787	10,541,907	10,761,617	(1.4)	(3.4)

PERFORMANCE RATIOS
Return on average assets	(1.47)%	0.86%	0.77%	(270.9)%	(290.9)%
Core return on average assets(1)	(1.63)	0.84	0.65	(294.0)	(350.8)
Return on average equity	(15.56)	9.06	7.41	(271.7)	(310.0)
Core return on average equity(1)	(17.20)	8.85	6.29	(294.4)	(373.4)
Net interest margin	3.44	3.48	3.46	(1.1)	(0.6)
Net interest income to average assets	3.18	3.20	3.21	(0.6)	(0.9)
Noninterest expense to average assets	2.42	2.72	2.41	(11.0)	0.4
Efficiency ratio(2)	64.33	71.14	63.56	(9.6)	1.2
Core efficiency ratio(1)	67.17	69.62	65.97	(3.5)	1.8
Dividend payout ratio	(8.42)	14.81	15.85	(156.9)	(153.1)
Net charge-offs to average loans	1.12	—	0.01	—	11,100.0

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2021	6/30/2021	9/30/2020	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	1.25%	0.84%	0.54%	48.8%	131.5%
Nonperforming loans to total loans	1.75	1.07	0.68	63.6	157.4
Allowance for loan losses to total loans	1.09	1.05	1.04	3.8	4.8
Allowance for loan losses to nonperforming loans	62.44	97.83	153.80	(36.2)	(59.4)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	8.77%	9.38%	10.21%	(6.5)%	(14.1)%
Tangible equity to tangible assets(1)	7.24	7.86	8.94	(7.9)	(19.0)
Tier 1 leverage ratio	7.60	8.19	9.29	(7.2)	(18.2)
Common equity tier 1 capital ratio(2)	9.29	9.96	10.95	(6.7)	(15.2)
Tier 1 capital ratio(2)	9.75	10.43	11.30	(6.5)	(13.7)
Total capital ratio(2)	12.87	13.55	14.62	(5.0)	(12.0)
Investar Bank:
Tier 1 leverage ratio	8.99	9.49	10.23	(5.3)	(12.1)
Common equity tier 1 capital ratio(2)	11.55	12.10	12.46	(4.5)	(7.3)
Tier 1 capital ratio(2)	11.55	12.10	12.46	(4.5)	(7.3)
Total capital ratio(2)	12.57	13.11	13.50	(4.1)	(6.9)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for September 30, 2021.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2021	June 30, 2021	September 30, 2020
ASSETS
Cash and due from banks	$45,404	$36,775	$32,856
Interest-bearing balances due from other banks	304,587	229,498	17,697
Federal funds sold	500	500	—
Cash and cash equivalents	350,491	266,773	50,553

Available for sale securities at fair value (amortized cost of $274,312, $267,706, and $275,288, respectively)	274,387	269,360	278,906
Held to maturity securities at amortized cost (estimated fair value of $11,936, $12,007, and $13,737, respectively)	11,407	11,812	13,542
Loans held for sale	300	—	—
Loans, net of allowance for loan losses of $20,566, $20,445, and $19,044, respectively	1,860,091	1,927,375	1,810,636
Other equity securities	16,783	16,725	20,927
Bank premises and equipment, net of accumulated depreciation of $18,579, $17,566, and $14,971, respectively	61,619	62,588	57,074
Other real estate owned, net	635	1,490	69
Accrued interest receivable	11,732	12,205	13,057
Deferred tax asset	1,493	508	2,160
Goodwill and other intangible assets, net	44,283	43,973	32,471
Bank-owned life insurance	50,767	50,462	38,672
Other assets	12,060	9,636	5,178
Total assets	$2,696,048	$2,672,907	$2,323,245

LIABILITIES
Deposits
Noninterest-bearing	$597,452	$582,109	$452,070
Interest-bearing	1,706,189	1,678,057	1,382,379
Total deposits	2,303,641	2,260,166	1,834,449
Advances from Federal Home Loan Bank	78,500	82,500	178,500
Repurchase agreements	6,580	6,713	5,923
Subordinated debt	42,966	42,943	42,874
Junior subordinated debt	8,352	8,320	5,936
Accrued taxes and other liabilities	19,685	21,550	18,296
Total liabilities	2,459,724	2,422,192	2,085,978

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 10,343,416, 10,413,390, and 10,629,586 shares issued and outstanding, respectively	10,344	10,413	10,630
Surplus	154,527	155,847	159,410
Retained earnings	70,054	80,867	67,536
Accumulated other comprehensive income (loss)	1,399	3,588	(309)
Total stockholders’ equity	236,324	250,715	237,267
Total liabilities and stockholders’ equity	$2,696,048	$2,672,907	$2,323,245

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	September 30, 2021	June 30, 2021	September 30, 2020
INTEREST INCOME
Interest and fees on loans	$23,220	$23,135	$21,866
Interest on investment securities	1,021	1,009	1,356
Other interest income	232	203	172
Total interest income	24,473	24,347	23,394

INTEREST EXPENSE
Interest on deposits	1,854	2,114	3,404
Interest on borrowings	1,071	1,068	1,284
Total interest expense	2,925	3,182	4,688
Net interest income	21,548	21,165	18,706

Provision for loan losses	21,713	114	2,500
Net interest (loss) income after provision for loan losses	(165)	21,051	16,206

NONINTEREST INCOME
Service charges on deposit accounts	650	607	441
Gain on sale of investment securities, net	—	1,721	939
Loss on sale of fixed assets, net	—	—	(5)
Loss on sale of other real estate owned, net	—	(5)	—
Swap termination fees	1,835	—	—
Gain on sale of loans	73	46	—
Servicing fees and fee income on serviced loans	38	65	85
Interchange fees	504	501	387
Income from bank owned life insurance	304	311	234
Change in the fair value of equity securities	48	91	(31)
Other operating income	462	745	1,351
Total noninterest income	3,914	4,082	3,401
Income before noninterest expense	3,749	25,133	19,607

NONINTEREST EXPENSE
Depreciation and amortization	1,264	1,278	1,203
Salaries and employee benefits	9,770	9,916	8,228
Occupancy	662	676	604
Data processing	715	973	816
Marketing	57	71	88
Professional fees	382	378	343
Acquisition expenses	446	1,641	52
Other operating expenses	3,085	3,027	2,717
Total noninterest expense	16,381	17,960	14,051
(Loss) income before income tax expense	(12,632)	7,173	5,556
Income tax (benefit) expense	(2,648)	1,485	1,089
Net (loss) income	$(9,984)	$5,688	$4,467

EARNINGS PER SHARE
Basic (loss) earnings per common share	$(0.95)	$0.54	$0.41
Diluted (loss) earnings per common share	$(0.95)	$0.53	$0.41
Cash dividends declared per common share	$0.08	$0.08	$0.07

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2021			June 30, 2021			September 30, 2020
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,923,960	$23,220	4.79%	$1,940,513	$23,135	4.78%	$1,816,014	$21,866	4.79%
Securities:
Taxable	262,751	892	1.35	283,318	860	1.22	262,088	1,199	1.82
Tax-exempt	18,499	129	2.76	22,061	149	2.71	22,504	157	2.77
Interest-bearing balances with banks	276,860	232	0.33	195,476	203	0.42	49,340	172	1.39
Total interest-earning assets	2,482,070	24,473	3.91	2,441,368	24,347	4.00	2,149,946	23,394	4.33
Cash and due from banks	38,511			40,639			28,225
Intangible assets	44,040			44,727			32,563
Other assets	142,608			143,774			126,581
Allowance for loan losses	(20,517)			(20,458)			(16,814)
Total assets	$2,686,712			$2,650,050			$2,320,501

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$901,146	$599	0.26%	$854,504	$701	0.33%	$627,715	$755	0.48%
Brokered deposits	112,601	264	0.93	97,245	240	0.99	—	—	—
Savings deposits	173,971	67	0.15	173,553	71	0.16	133,701	91	0.27
Time deposits	503,600	924	0.73	552,169	1,102	0.80	629,027	2,558	1.62
Total interest-bearing deposits	1,691,318	1,854	0.43	1,677,471	2,114	0.51	1,390,443	3,404	0.97
Short-term borrowings	9,136	5	0.21	10,030	5	0.21	95,316	248	1.03
Long-term debt	129,786	1,066	3.26	130,245	1,063	3.27	127,290	1,036	3.24
Total interest-bearing liabilities	1,830,240	2,925	0.63	1,817,746	3,182	0.70	1,613,049	4,688	1.16
Noninterest-bearing deposits	581,397			559,431			445,725
Other liabilities	20,459			21,080			21,905
Stockholders’ equity	254,616			251,793			239,822
Total liability and stockholders’ equity	$2,686,712			$2,650,050			$2,320,501
Net interest income/net interest margin		$21,548	3.44%		$21,165	3.48%		$18,706	3.46%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR PPP LOANS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2021			June 30, 2021			September 30, 2020
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,923,960	$23,220	4.79%	$1,940,513	$23,135	4.78%	$1,816,014	$21,866	4.79%
Adjustments:
PPP loans	58,481	1,309	8.88%	96,045	1,237	5.17%	114,679	818	2.84%
Adjusted loans	1,865,479	21,911	4.66%	1,844,468	21,898	4.76%	1,701,335	21,048	4.92%
Securities:
Taxable	262,751	892	1.35	283,318	860	1.22	262,088	1,199	1.82
Tax-exempt	18,499	129	2.76	22,061	149	2.71	22,504	157	2.77
Interest-bearing balances with banks	276,860	232	0.33	195,476	203	0.42	49,340	172	1.39
Adjusted interest-earning assets	2,423,589	23,164	3.79	2,345,323	23,110	3.95	2,035,267	22,576	4.41

Total interest-bearing liabilities	1,830,240	2,925	0.63	1,817,746	3,182	0.70	1,613,049	4,688	1.16

Adjusted net interest income/adjusted net interest margin		$20,239	3.31%		$19,928	3.41%		$17,888	3.50%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST ACCRETION, RECOVERIES AND ACCELERATED PPP INCOME
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2021			June 30, 2021			September 30, 2020
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,923,960	$23,220	4.79%	$1,940,513	$23,135	4.78%	$1,816,014	$21,866	4.79%
Adjustments:
Accelerated fee income for forgiven or paid off PPP loans		1,001			556			58
Interest recoveries		187			25			15
Accretion		298			532			200
Adjusted Loans	1,923,960	21,734	4.48	1,940,513	22,022	4.55	1,816,014	21,593	4.73
Securities:
Taxable	262,751	892	1.35	283,318	860	1.22	262,088	1,199	1.82
Tax-exempt	18,499	129	2.76	22,061	149	2.71	22,504	157	2.77
Interest-bearing balances with banks	276,860	232	0.33	195,476	203	0.42	49,340	172	1.39
Adjusted interest-earning assets	2,482,070	22,987	3.67	2,441,368	23,234	3.82	2,149,946	23,121	4.28

Total interest-bearing liabilities	1,830,240	2,925	0.63	1,817,746	3,182	0.70	1,613,049	4,688	1.16

Adjusted net interest income/adjusted net interest margin		$20,062	3.21%		$20,052	3.29%		$18,433	3.41%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2021	June 30, 2021	September 30, 2020
Tangible common equity
Total stockholders’ equity	$236,324	$250,715	$237,267
Adjustments:
Goodwill	40,088	39,527	28,144
Core deposit intangible	4,095	4,346	4,227
Trademark intangible	100	100	100
Tangible common equity	$192,041	$206,742	$204,796
Tangible assets
Total assets	$2,696,048	$2,672,907	$2,323,245
Adjustments:
Goodwill	40,088	39,527	28,144
Core deposit intangible	4,095	4,346	4,227
Trademark intangible	100	100	100
Tangible assets	$2,651,765	$2,628,934	$2,290,774

Common shares outstanding	10,343,416	10,413,390	10,629,586
Tangible equity to tangible assets	7.24%	7.86%	8.94%
Book value per common share	$22.85	$24.08	$22.32
Tangible book value per common share	18.57	19.85	19.27

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		9/30/2021	6/30/2021	9/30/2020
Net interest income	(a)	$21,548	$21,165	$18,706
Provision for loan losses		21,713	114	2,500
Net interest (loss) income after provision for loan losses		(165)	21,051	16,206

Noninterest income	(b)	3,914	4,082	3,401
Gain on sale of investment securities, net		—	(1,721)	(939)
Loss on sale of other real estate owned, net		—	5	—
Loss on sale of fixed assets, net		—	—	5
Swap termination fees		(1,835)	—	—
Change in the fair value of equity securities		(48)	(91)	31
Core noninterest income	(d)	2,031	2,275	2,498

Core earnings before noninterest expense		1,866	23,326	18,704

Total noninterest expense	(c)	16,381	17,960	14,051
Acquisition expense		(446)	(1,641)	(52)
Severance		(98)	—	(10)
Core noninterest expense	(f)	15,837	16,319	13,989

Core (loss) earnings before income tax expense		(13,971)	7,007	4,715
Core income tax (benefit) expense(1)		(2,934)	1,450	924
Core (loss) earnings		$(11,037)	$5,557	$3,791

Core basic (loss) earnings per common share		(1.06)	0.53	0.35

Diluted (loss) earnings per common share (GAAP)		$(0.95)	$0.53	$0.41
Gain on sale of investment securities, net		—	(0.12)	(0.07)
Loss on sale of other real estate owned, net		—	—	—
Loss on sale of fixed assets, net		—	—	—
Swap termination fees		(0.14)	—	—
Change in the fair value of equity securities		(0.01)	(0.01)	—
Acquisition expense		0.03	0.13	0.01
Severance		0.01	-	—
Core diluted (loss) earnings per common share		$(1.06)	$0.53	$0.35

Efficiency ratio	(c) / (a+b)	64.33%	71.14%	63.56%
Core efficiency ratio	(f) / (a+d)	67.17%	69.62%	65.97%
Core return on average assets(2)		(1.63)%	0.84%	0.65%
Core return on average equity(2)		(17.20)%	8.85%	6.29%
Total average assets		$2,686,712	$2,650,050	$2,320,501
Total average stockholders’ equity		254,616	251,793	239,822

(1) Core income tax (benefit) expense is calculated using the effective tax rates of 21.0%, 20.7% and 19.6% for the quarters ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively.

(2) Core (loss) earnings used in calculation. No adjustments were made to average assets or average equity.